EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Alan Caminiti (Media)	914-701-8400
	Dan Loh (Investors)	914-701-8200

     Atlas Air Worldwide Holdings, Inc.
Changes Annual Stockholders Meeting Date

Purchase, N.Y., March 27, 2006 - Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK), a leading provider of global air cargo services, will hold its 2006 Annual Meeting of Stockholders on June 27, 2006 instead of September 19, 2006, as previously scheduled and provided in AAWW’s 2005 proxy statement. All stockholders of record at the close of business on May 1, 2006, the record date for the meeting, are entitled to notice of, and to vote at, the 2006 annual meeting and any adjournments or postponements thereof.

Stockholder Proposals for the 2006 Annual Meeting

Pursuant to AAWW’s by-laws, and as permitted by Securities and Exchange Commission rules, for AAWW to consider including a stockholder’s proposal in AAWW’s proxy statement and form of proxy for presentation at the 2006 annual meeting, the proposal must be received by the Secretary of AAWW between March 28, 2006 and April 18, 2006.

All stockholder proposals must also be made in writing and addressed to the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 10577. These internal requirements are separate and distinct from, and in addition to, SEC rules and regulations governing stockholder proposals.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com.

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